Exhibit 99.(1)(i)

PACE® SELECT ADVISORS TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED TRUST INSTRUMENT

I, Eric Sanders, Vice President and Assistant Secretary of PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on September 21-22, 2015, the Board duly and unanimously approved the following resolutions with respect to PACE Money Market Investments (the “Fund”):

RESOLVED, that the name of the Fund shall be changed as contemplated in the Amended and Restated Trust Instrument of the Trust by renaming “PACE Money Market Investments” to “PACE Government Money Market Investments,” or such other names as may be determined by the Trust’s officers, in their sole discretion, any such changes to be reflected in the Trust Instrument; and be it further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or desirable to implement the approvals set forth in the foregoing resolutions.

Accordingly, effective November 28, 2015 and pursuant to Section 8 of Article X of the Trust’s Amended and Restated Trust Instrument (the “Trust Instrument”), the Trust Instrument be, and hereby is, amended to change the name of PACE Money Market Investments, a series of the Trust, to PACE Government Money Market Investments.

IN WITNESS WHEREOF, I have signed this certificate as of the 29th day of March, 2016.

PACE® SELECT ADVISORS TRUST

	By:	/s/ Eric Sanders
	Name:	Eric Sanders
	Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 29th day of March, 2016.

/s/ Barbara A Valente
Notary Public